Exhibit 10.2

BONUS AGREEMENT

This Bonus Agreement (the “Agreement”) is entered into this 21st day of June, 2015 by and between Frank A. Calderoni (“Executive”), an individual, and Red Hat, Inc. (the “Company”).

AGREEMENT

The parties hereby agree as follows:

1. Signing and Relocation Bonuses. The Company agrees to pay Executive (x) a Signing Bonus totaling Four Million Dollars ($4,000,000.00) and (y) a Relocation Bonus of Five Hundred Thousand ($500,000.00) (the Signing Bonus and the Relocation Bonus collectively, the “Bonus”), less all customary and standard withholdings, subject, however, to the satisfaction of the Offer Terms (as defined below).

2. Terms. (a) Subject to Executive’s continuing employment by the Company, (i) the Signing Bonus will be paid to Executive on or prior to the earlier of (x) thirty calendar days following the date on which the Company receives notice from Executive confirming that his legal domicile is within North Carolina (the “Notice Date”) and (y) December 1, 2015, and (ii) the Relocation Bonus will be paid to Executive within thirty calendar days of the Notice Date.

(b) Executive acknowledges and agrees that if he resigns from his employment with the Company without Good Reason (as defined below) or is discharged by the Company for Good Cause (as defined below) after payment of the Bonus by the Company to Executive within the twenty-four (24)-month period beginning on July 13, 2015 (the “Repayment Period”), he will repay to the Company in cash a pro rata share of the Bonus based on the number of days remaining in the Repayment Period, calculated from Executive’s last day of employment with the Company. Such repayments must be made by Executive within thirty (30) days of his resignation or discharge for Good Cause.

(c) “Good Cause” for purposes of this Agreement means conduct involving one or more of the following:

1.	the conviction of Executive of, or, plea of guilty or nolo contendere by Executive to, a felony;

2.	the willful misconduct by Executive resulting in material harm to the Company;

3.	fraud, embezzlement, theft or dishonesty by Executive against the Company or any subsidiary resulting in material harm to the Company;

4.	repeated and continuing failure of Executive to follow the proper and lawful directions of the Company’s Chief Executive Officer or the Board of Directors after a written demand is delivered to Executive that specifically identifies the manner in which the Chief Executive Officer or the Board of Directors believes that Executive has failed to follow such instructions;

5.	executive’s current alcohol or prescription drug abuse affecting work performance, or current illegal use of drugs, regardless of the effect on work performance;

6.	material violation of the Company’s Code of Business Conduct and Ethics by Executive that causes harm to the Company; or

7.	executive’s material breach of any term of the Executive Agreement, this Agreement or any other applicable confidentiality and/or non-competition agreements with the Company.

Notwithstanding the foregoing, a discharge for Good Cause shall not have occurred unless (x) the Company gives written notice to Executive of the Company’s intention to discharge Executive’s employment within sixty (60) days after the Board of Directors has knowledge that an event constituting Good Cause has occurred, specifying in reasonable detail the circumstances constituting Good Cause, and (y) there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with legal counsel, to be heard before the Board of Directors) finding that, in the good faith opinion of the Board of Directors, Executive has engaged in the conduct described above and specifying the particulars thereof in detail.

(d) “Good Reason” for purposes of this Agreement means one or more of the following:

1.	a material reduction in Executive’s rate of annual base salary, other than an across-the-board reduction applicable to all Participants (as defined in Red Hat’s Senior Management Severance Plan, dated December 22, 2008 (the “Severance Plan”)) of not more than 10%;

2.	a reduction in Executive’s individual annual target bonus opportunity, other than an across-the-board reduction applicable to all Participants (as defined in the Severance Plan) of not more than 10%;

3.	a significant and substantial reduction of Executive’s responsibilities and authority, or a material adverse change in Executive’s reporting relationship (e.g. not reporting directly to Red Hat’s Chief Executive Officer); or

4.	any requirement of Red Hat that Executive be based anywhere more than fifty (50) miles from Executive’s primary office location and in a new office location that is a greater distance from Executive’s principal residence.

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless Executive gives written notice to Red Hat of Executive’s intention to terminate employment within sixty (60) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and Red Hat fails within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason.

(e) The “Offer Terms” shall mean the terms and conditions of this Agreement and the Offer Letter, dated June 17, 2015, including but not limited to the Executive Agreement contemplated by the Offer Letter.

3. Written Consent For Set Off. By signing this Agreement, Executive agrees that, if he is obligated to re-pay the Company for any portion of the Bonus under this Agreement, Executive shall, at the time such portion becomes due and owing by Executive to the Company, provide written consent for the Company to withhold any payments due and owing to Executive from the Company (including, but not limited to base salary, bonuses, incentive compensation, vacation pay, severance pay, and any other remuneration due and owing to Executive) and apply such withholding against Executive’s obligation to repay the relevant portion of the Bonus; provided, however, that the Company shall retain all rights at law and equity which it may have to obtain payment in full of any amount owed to it under the Agreement, whether or not it elects to seek Executive’s written consent to withhold any such payment and/or in fact does withhold such payment. Executive represents and warrants that he will sign all appropriate documentation as necessary to effectuate the terms of this Agreement and the relevant portion of the Bonus as applicable.

4. Effective Date. The term of this Agreement shall commence upon the later of Executive’s execution of (x) this Agreement and (y) in Raleigh, NC, the Executive Agreement in a form acceptable to the Company, and shall end on the last day of the Repayment Period, but if Executive incurs any repayment obligation under the terms of this Agreement and such obligation is not satisfied by the last day of the Repayment Period, the term of this Agreement shall not end until Executive satisfies such obligation.

5. Not an Employment Contract. This Agreement shall not constitute a contract of employment for a specified term and shall in no way prejudice or alter the Company’s right to terminate Executive’s employment, or to modify any terms or conditions of Executive’s employment, at will.

6. Governing Law. This Agreement will be governed by and construed, interpreted and enforced in accordance with the laws of the State of North Carolina without giving effect to the principles thereof relating to the conflict of laws.

7. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior negotiations, proposals, agreements, and understandings (whether written or oral) between the parties with respect to the subject matter. Executive warrants and represents that he has not relied on any oral or written representations not included in, or made before, this Agreement in entering this Agreement. Nothing in this Agreement is intended to supersede or modify the written Executive Agreement between Executive and the Company, which will remain in full effect once executed.

8. No Oral Modification. No oral modifications, express or implied, may vary the terms of this Agreement between the parties to this Agreement. This Agreement may be modified only by a writing signed by Executive and by an authorized officer of the Company.

Any representations contrary to this Agreement, express or implied, other than in a writing signed by an authorized officer of the Company, are expressly disclaimed.

9. No Waiver. The Company’s failure to enforce any provisions of this Agreement will not constitute waiver of its rights under this Agreement.

10. Severability. In the event that any portion of this Agreement shall be found to be void or unenforceable for any reason, then such provision shall be deemed modified so as to be enforceable for the purpose of the proceedings to the extent necessary to permit the remaining provisions to be enforced.

11. Notices. All communications under this Agreement shall be in writing and effective only upon receipt and if to the Company, shall be delivered, mailed or sent to the Company to Red Hat, Inc., 100 East Davie Street, Raleigh, North Carolina 27601, Attention: Chief Executive Officers, with a copy to the General Counsel; and if to Executive, shall be delivered, mailed or sent to Frank A. Calderoni at the address specified below, or his last known address.

The parties are signing this Bonus Agreement as of the day and year stated above.

EXECUTIVE		COMPANY

By:	/s/ Frank A. Calderoni	By:	/s/ DeLisa Alexander
	Frank Calderoni	Name:	DeLisa Alexander
		Title:	EVP, CPO
Address for Notices:

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